PROSPECTUS SUPPLEMENT                           REGISTRATION NO. 333-92161
(To Prospectus dated February 17, 2006)                          333-95805
                                                Filed Pursuant to Rule 424(b)(3)

                    [LOGO: Pharmaceutical HOLDRS (SM) Trust]


                        1,000,000,000 Depositary Receipts
                        Pharmaceutical HOLDRS (SM) Trust

         This prospectus supplement supplements information contained in the prospectus dated February 17, 2006 relating to the sale of up to 1,000,000,000 depositary receipts by the Pharmaceutical HOLDRS (SM) Trust.

         The share amounts specified in the table in the "Highlights of Pharmaceutical HOLDRS" section of the base prospectus shall be replaced with the following:

                                                                       Primary
                                                                       Trading
Name of Company(1)                   Ticker        Share Amounts        Market
-----------------------------        ------        -------------       -------
Abbott Laboratories                    ABT               14              NYSE
Allergan, Inc.                         AGN               1               NYSE
Andrx Corporation-Andrx Group         ADRX               2              NASDAQ
Advanced Medical Optics, Inc.          AVO            0.222222           NYSE
Biovail Corporation                    BVF               4               NYSE
Bristol-Myers Squibb Company           BMY               18              NYSE
Eli Lilly & Company                    LLY               10              NYSE
Forest Laboratories, Inc.              FRX               4               NYSE
Hospira, Inc.                          HSP              1.4              NYSE
Johnson & Johnson                      JNJ               26              NYSE
King Pharmaceuticals, Inc.             KG               4.25             NYSE
Medco Health Solutions                 MHS             2.6532            NYSE
Merck & Co., Inc.                      MRK               22              NYSE
Mylan Laboratories, Inc.               MYL              2.25             NYSE
Pfizer Inc.                            PFE               58              NYSE
Schering-Plough Corporation            SGP               14              NYSE
Valeant Pharmaceuticals                VRX               1               NYSE
Watson Pharmaceuticals, Inc.           WPI               1               NYSE
Wyeth                                  WYE               12              NYSE
Zimmer Holdings, Inc.                  ZMH              1.8              NYSE

----------
(1) Effective November 10, 2006, as a result of the merger of Andrx Group (NASDAQ Ticker: "ADRX"), an underlying constituent of the Pharmaceuticals HOLDRS Trust, and Watson Pharmaceuticals Inc., Andrx Group is no longer an underlying constituent of the Pharmaceuticals HOLDRS Trust. For each share of Andryx Group held, shareholders received $25.00 in cash. For the 2 shares of Andrx Group per 100 shares round lot of Pharmaceuticals HOLDRS, The Bank of New York received $50.00 in cash. The Bank of New York distributed the cash at a rate of $0.50 per depositary share of Pharmaceuticals HOLDRS on November 14, 2006.


         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.


          The date of this prospectus supplement is December 31, 2006.